Exhibit 99.1

News Release

Contact:

Ellen Ewart

Vice President, Investor and Media Relations

410-689-7632

eewart@foundationcoal.com

Foundation Coal Announces Changes to its Board of Directors

Linthicum Heights, Maryland, February 1, 2006 – Foundation Coal Holdings, Inc. (NYSE:FCL) (Foundation or the Company) today announced the resignation of Prakash A. Melwani from its board of directors. Melwani was a board designee of The Blackstone Group (Blackstone), an investment and advisory firm whose affiliates formerly were major shareholders in Foundation Coal. He had been a Foundation board member since its formation in 2004 and served as chairman of the compensation committee.

Melwani’s resignation follows the January 25, 2006 distribution to partners of all the remaining Foundation shares held by Blackstone affiliates. At the request of the company, David I. Foley, a senior managing director in Blackstone’s private equity group, will remain on the board. Also at the company’s request, William E. Macaulay and Alex T. Krueger, chairman and chief executive officer and managing director, respectively, of First Reserve Corporation (First Reserve), will remain on Foundation’s board of directors. First Reserve, like Blackstone, distributed all of its remaining Foundation Coal shares to its partners on January 25, 2006.

“We wish to thank Prakash for his many contributions as one of the original members of our board of directors,” said James F. Roberts, Foundation Coal president and chief executive officer. “We have benefited from his counsel during the structuring and financing of the 2004 leveraged buyout and our transition to a public entity.” Roberts added, “At the same time, we look forward to our continued relationship with the remaining Blackstone and First Reserve representatives on our board. Their unique energy market and financial expertise will be of tremendous value to Foundation in the future.”

Foundation Coal Holdings, Inc., through its affiliates, is a major U.S. coal producer with 13 coal mines and related facilities in several states including Pennsylvania, West Virginia, Illinois, and Wyoming. Through its subsidiaries Foundation Coal employs approximately 2,900 people and produces approximately 67 million tons annually, largely for utilities generating electricity. Foundation’s corporate offices are in Linthicum Heights, MD.

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company.

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